Exhibit 99.1

NEWS RELEASE

Corporate Contact	Investor Relations

MTS Medication Technologies, Inc.	Porter, LeVay & Rose, Inc.
Michael P. Conroy, CFO	Michael Porter, Investor Relations
Phone: 727-576-6311, Ext. 464	Phone: 212-564-4700
Fax: 727-579-8067	Fax: 212-244-3075
ir@mts-mt.com	plrmail@plrinvest.com

MTS Medication Technologies, Inc. Announces First Quarter Financial Results and Changes in Financial Reporting Structure

Revenue Up 31 Percent

ST. PETERSBURG, Fla. – August 5, 2008 – MTS Medication Technologies, Inc. (NasdaqCM:MTSI), an international provider of medication adherence packaging systems, today announced its financial results for its first quarter ended June 30, 2008.

Net sales for the first quarter increased 30.7% to $19.4 million from $14.8 million in the prior year’s first quarter. Net income was $374,000, or $0.06 per diluted common share, compared with $533,000, or $0.08 per diluted common share, in the prior year’s first quarter. Net sales associated with consumables and pre-pack machines in the U.S. long-term care market increased approximately 7.5%. Net sales through European operations increased 31.0%.

Gross margin for the first quarter was 31.2% compared with 36.9% in the prior year’s first quarter. The decrease in gross profit margin percentage was due primarily to the difference in gross margins between OnDemand® machines and that of consumables and pre-pack machines. Approximately $4.1 million of revenue was recorded during this quarter as a result of the installation and acceptance of seven OnDemand machines related to the agreement with Omnicare. The gross margin realized on these machines is significantly lower than that of consumables and pre-pack machines.

SG&A expenses for the first quarter were $4.5 million, or 23.4% of revenue, compared with $3.8 million, or 25.8% of revenue, in the prior year’s first quarter. The increase in SG&A expenses was primarily due to increased costs associated with installation and support of OnDemand machines, costs associated with European operations, increased research and development expenses and increased legal, auditing and consulting costs.

Operating income for the first quarter was $713,000, or 3.7% of net sales, compared with $1,044,000, or 7.0% of net sales, in the prior year’s first quarter.

MTS has reorganized its operating structure effective April 1, 2008. The Company’s financial reporting has been adapted to reflect this new structure to further enhance transparency. MTS evaluates its business performance on a geographic basis, as well as a basis that distinguishes between consumable products — primarily punch cards and blisters — and two different forms of automation. The first type of automation relates to the packaging of medication into MTS’ consumable products using either a pre-packaged or a highly automated just-in-time method. This means that pharmacy customers can elect to package medications for inventory or wait until the long-term care facility requires the medication and package it at that time. The second type of automation relates to systems that manage the administration of medication. Currently one product in this segment is being sold, MedLocker®. However, two other products have been developed MedTimes® and MedTrak™. MedTimes is currently in its beta stage and preparing for a controlled release. MedLocker and MedTimes are designed to manage inventory and document the administration of medications to residents of long-term care facilities. MedTrak is a punch card that records the activity of the medication being removed from the package.

Operating income (loss), as presented below, is net sales less cost of sales and other operating expenses that are directly identifiable to the respective segment or allocated on the basis of sales or manpower. Operating income is reconciled to earnings before income taxes in the Consolidated Financial Statements included in the Company’s Form 10-Q filed with the SEC.

Consumables

	Three Months Ended

	June 30, 2008	June 30, 2007

	(In Thousands)

Net Sales	$13,092	$11,789
Gross Margin	39.2%	42.5%
Operating Income	$1,615	$2,112
Operating Margin	12.3%	17.9%

Net sales for consumables in the first quarter increased $1.3 million, or 11.1%, primarily due to growth in the U.S. long-term care market of approximately 7.5% and growth in the European markets of approximately 31.0%. The growth in the U.S. is primarily attributable to new sales to pharmacies servicing nursing home and assisted living facilities and also an increase in the number of long-term care customers served. The European growth is primarily the result of increased penetration of both community and nursing home markets.

Operating margins declined in the first quarter primarily due to (a) higher freight costs that resulted from increased fuel surcharges and a higher percentage of products sold indirectly to end customers through wholesalers, which are shipped at MTS expense; (b) increases in raw material costs primarily related to plastic materials that have a high petroleum content; (c) increased scrap rates experienced in the manufacturing process; (d) higher audit, tax, consulting and legal costs; and (e) higher depreciation expense related to new assets acquired in this segment.

Packaging Automation

	Three Months Ended

	June 30, 2008	June 30, 2007

	(In Thousands)

Net Sales	$6,191	$2,975
Gross Margin	14.3%	14.7%
Operating (Loss)	$(246)	$(703)
Operating Margin	(4.0%)	(23.6%)

Net sales for packaging automation in the first quarter increased $3.2 million, or 108.1%, as a result of an agreement entered into with MTS’ largest customer for the sale of 24 OnDemand machines. During the first quarter, MTS recorded $4.1 million of revenue associated with seven machines that were accepted by the customer.

Operating margin during the first quarter improved over the prior year as a result of the realization of additional gross profit on increased net sales, which offset a portion of the indirect costs attributed to this segment.

Medication Administration Systems

	Three Months Ended

	June 30, 2008	June 30, 2007

	(In Thousands)

Net Sales	$83	$56
Gross Margin	14.4%	2.0%
Operating (Loss)	$(480)	$(245)
Operating Margin	(578.3%)	(437.5%)

Net sales for medication administration systems in the first quarter increased because the company sold and installed more MedLocker systems this year. No revenue was recorded for MedTimes in the first quarter of this year or last year.

Operating loss this quarter increased over the prior year because of increased R&D expenditures and the new personnel added to develop MedTimes and work with beta site customers.

Todd Siegel, President and Chief Executive Officer, said, “Our first quarter results included more than $4 million of revenue associated with the seven OnDemand machines that were accepted by Omnicare. We believe the acceptance of these machines further validates our automation technology to the industry and greatly enhances the relationship we have with our largest customer. Since June 30, 2008, we have received acceptance on three additional machines, and have now delivered 17 of the 24 ordered. This month we expect acceptance of four additional systems, and as a result, all machines placed into production will have been accepted. During the first quarter, we also installed AccuFlex systems at two independent pharmacies, bringing our total number of OnDemand systems installed up to 58.”

“We have begun to evaluate our business in three segments, and therefore, examine the financial results of each segment separately. This information clearly shows how much investment we are making in our automation products, and while we believe that automation enhances the continued growth of our consumable segment, we also understand the need for these investments to yield adequate returns in the near future.”

“We are currently addressing several issues that have affected the operating margins in our consumables segment and believe that we are implementing plans that will mitigate the impact. This segment of our business has always been very stable and predictable. However, it is sensitive to the rising costs of materials and services that are affected by the price of oil. Our plans to address these rising costs include a thorough review of our customer pricing arrangements, as well as the distribution channels through which our products reach the end customers. We believe that we can restore the margins for our consumable products during the balance of the fiscal year.”

“While we are pleased with the improvement in our packaging automation operating results, we continue to keep the sales organization focused on building a backlog of machine sales with appropriate margins. We are confident that the costs of this segment can be adjusted to support the level of revenue we anticipate once the Omnicare contract is complete.”

“We expect improvement in our medication administration segment as we approach the latter part of this fiscal year. We have made significant investments in our MedTimes system and believe the results we have seen and the responses from the market are very positive. We will continue to monitor our investment carefully as we receive continued feedback from our beta site. Currently, we expect a controlled release of MedTimes some time in the second half of this fiscal year, leading to a general release around April 2009.”

Siegel concluded, “Fiscal 2009 will continue to be a challenging year for MTS as we complete our commitments with the Omnicare contract, expand our penetration of European markets and make further progress with our initiatives in the retail market and development of our MedTimes product.”

Fiscal 2009 Outlook

As a result of the above opportunities and corresponding challenges, the Company believes that Fiscal 2009 revenue will range between $75 million and $78 million. Based upon these revenue expectations, fully diluted earnings per share are anticipated to be in the range of $0.35 to $0.40.

Notice of Conference Call

Management of the Company will host a conference call on Wednesday, August 6, 2008 at 8:30 a.m. EDT. To access the conference call, please telephone 888-459-5609 and enter 58798714 for the conference ID number. A digital replay will be available and may be accessed by visiting the Company’s web site at www.mts-mt.com.

About the Company

Founded in 1984, MTS Medication Technologies (www.mts-mt.com) is an international provider of medication adherence packaging systems designed to improve medication dispensing and administration. MTS manufactures automated packaging machines and related consumables for prescription medications and nutritional supplements. The Company serves approximately 8,000 pharmacies worldwide.

This press release contains forward-looking statements within the meaning of that term in Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Additional written or oral forward-looking statements may be made by the Company from time to time, in filings with the Securities and Exchange Commission or otherwise. Statements contained herein that are not historical facts are forward-looking statements made pursuant to the safe harbor provisions described above. Forward-looking statements may include, but are not limited to, projections of revenue, income or losses, the value of contracts, capital expenditures, plans for future operations, the elimination of losses under certain programs, financing needs or plans, compliance with financial covenants in loan agreements, plans for sale of assets or businesses, plans relating to products or services of the Company, assessments of materiality, predictions of future events and the effects of pending and possible litigation, as well as assumptions relating to the foregoing. In addition, when used in this discussion, the words “anticipates”, “estimates”, “expects”, “intends”, “believes”, “plans” and variations thereof and similar expressions are intended to identify forward-looking statements. In particular, all statements regarding the continuing of any trend or expected sales are forward-looking statements, as is any statement regarding the potential growth of our core business and incremental revenue from our OnDemand and MedLocker products. Forward-looking statements are inherently subject to risks and uncertainties, some of which cannot be predicted or quantified based on current expectations. Consequently, future events and actual results could differ materially from those set forth in, contemplated by, or underlying the forward-looking statements contained herein. Statements in the Press Release describe factors, among others, that could contribute to or cause such differences. Other factors that could contribute to or cause such differences include, but are not limited to, unanticipated increases in operating costs, changes in the United Kingdom healthcare regulatory system, labor disputes, customer rejection of any installed OnDemand machine, capital requirements, increases in borrowing costs, product demand, pricing, market acceptance, hurricanes, intellectual property rights and litigation, risks in product and technology development and other risk factors detailed in the Company’s Securities and Exchange Commission filings. Readers are cautioned not to place undue reliance on any forward-looking statements contained herein, which speak only as of the date hereof. The Company undertakes no obligation to publicly release the result of any revisions of these forward-looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unexpected events.

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MTS MEDICATION TECHNOLOGIES, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(In Thousands)

ASSETS

	June 30, 2008	March 31, 2008

	(Unaudited)

Current Assets:
Cash	$531	$662
Restricted Cash	420	158
Accounts Receivable, Net	8,305	8,213
Inventories, Net	13,003	14,504
Prepaids and Other	2,936	2,528
Deferred Tax Asset	495	495

Total Current Assets	25,690	26,560

Property and Equipment, Net	8,332	7,746
Goodwill	1,161	1,161
Other Intangible Assets, Net	760	783
Other Assets, Net	2,121	2,198

Total Assets	$38,064	$38,448

LIABILITIES AND STOCKHOLDERS' EQUITY

Current Liabilities:
Accounts Payable and Accrued Liabilities	$7,695	$8,653
Current Maturities of Long-Term Debt	65	74
Current Maturities of Related Party Note Payable	21	106
Customer Deposits	4,134	4,123

Total Current Liabilities	11,915	12,956
Long-Term Debt, Less Current Maturities	11,749	11,691
Other Liabilities	846	834
Deferred Tax Liability	376	376

Total Liabilities	24,886	25,857

Commitments and Contingencies

Stockholders' Equity:
Common Stock	64	64
Capital In Excess of Par Value	10,256	10,137
Accumulated Other Comprehensive Income	468	374
Retained Earnings	2,718	2,344
Treasury Stock	(328)	(328)

Total Stockholders' Equity	13,178	12,591

Total Liabilities and Stockholders' Equity	$38,064	$38,448

MTS MEDICATION TECHNOLOGIES, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME
(In Thousands; Except Earnings Per Share Amounts)
(Unaudited)

	Three Months Ended June 30,

	2008	2007

Net Sales	$19,366	$14,820

Costs and Expenses:

Cost of Sales	13,333	9,358

Selling, General and Administrative	4,525	3,822

Depreciation and Amortization	795	596

Total Costs and Expenses	18,653	13,776

Operating Income	713	1,044

Interest Expense	126	151

Income Before Taxes	587	893

Income Tax Expense	213	360

Net Income	374	533

Net Income Per Common Share - Basic	$0.06	$0.09

Net Income Per Common Share - Diluted	$0.06	$0.08

Weighted Average Shares Outstanding - Basic	6,449	6,266

Weighted Average Shares Outstanding - Diluted	6,778	6,757